Tecogen Adds to Executive Team to Lead Company’s Growth Initiative
WALTHAM, Mass., October 29, 2014: Tecogen® Inc. (NASDAQ: TGEN) today announces the promotion of Benjamin M. Locke, effectively immediately, to Co-CEO. Mr. Locke will serve with current Tecogen CEO, John N. Hatsopoulos.
Since joining the company as GM, Mr. Locke has successfully increased sales while directing marketing efforts, new business development, and execution of the overall corporate growth strategy. Prior to Tecogen, he served as Director of Business Development at Metabolix, responsible for partnerships, joint ventures, acquisitions, and other strategic arrangements for commercializing profitable clean energy technologies.
“Ben Locke joined Tecogen in June 2013 as General Manager and has been instrumental to Tecogen’s recent growth. More importantly, he has proven to us that he is a talented leader with the precise qualities I consider essential to capitalize on the great opportunity Tecogen technology presents to the rapidly expanding markets we serve. I look forward to working more closely with him as we continue to grow the company,” said John N. Hatsopoulos, now Co-CEO of Tecogen. “He is joining a team that’s successfully driving a new corporate initiative begun earlier this year with the addition of CFO, David Garrison.”
In addition, Tecogen announces John Maloney has joined the company as the Manufacturing Manager. John Maloney brings proven leadership experience in lean manufacturing processes and in developing strategic supply chain operations. He has developed and implemented manufacturing plans that support service, manufacturing, and new product development in the clean energy business sector.
“We are looking forward to John’s contribution to our thriving manufacturing operation,” said Bob Panora, Tecogen’s president and chief operating officer. “His experience will serve us well as we manage this new stage in the company’s growth.”
John Maloney joins Tecogen from NEC Energy Solutions where he managed manufacturing operations for the grid energy storage division. Prior to NEC he worked at American Science & Engineering where he held progressive positions within the company as it transitioned from an R&D focused, vertically integrated manufacturing company, to a lean manufacturing environment.
About Tecogen
Tecogen manufactures, installs, and maintains high efficiency, ultra-clean combined heat and power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for industrial and commercial use. Tecogen has shipped more than 2,000 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com.

Tecogen Media Contact Information:
David Garrison
P: 781-466-6403
E: David.Garrison@Tecogen.com

Tecogen Investor Contact Information:
John N. Hatsopoulos
P: 781-622-1120
E: jhatsopoulos@tecogen.com

Tecogen Inc.
45 First Avenue, Waltham, MA 02451 ph: 781-466-6400 fax: 781-466-6466 www.tecogen.com